Exhibit 99.1
NEWS RELEASE

Albany International Completes Acquisition of Heimbach Group

ROCHESTER, N.H. – August 31, 2023 – Albany International Corp. (NYSE:AIN) announced today it has completed its acquisition of Heimbach Group (Heimbach). Headquartered in Düren, Germany, Heimbach is a global supplier of paper machine clothing for the production of all grades of paper and cardboard on all machine types as well as high-tech textile products used in a variety of sectors, such as the food processing, chemicals, construction materials and automotive industries.

Daniel Halftermeyer, President of Machine Clothing, said, “We are excited about the opportunities to create additional value for our shareholders and customers through the increased scale, complementary technologies and broader geographic footprint this transaction provides. Together we will effectively combine the strengths of each company to set a new standard in customer value delivery as the industry’s partner-of-choice.”

Albany acquired Heimbach for €132 million in cash, and assumed net debt of approximately €22 million. The transaction was funded with cash held in Europe.

About Heimbach
Headquartered in Düren, Germany, Heimbach has been a trusted paper machine clothing manufacturer for more than two centuries and serves customers principally in European and Asian markets from its 9 production facilities located in the same regions. Heimbach serves customers with comprehensive machine clothing products and services across the spectrum of pulp and paper grades.

About Albany International Corp.
Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses. Machine Clothing is the world’s leading producer of fabrics and process belts used in the manufacture of all grades of paper products. Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for jet engine and airframe applications, supporting both commercial and military platforms. Albany International is headquartered in Rochester, New Hampshire, operates 32 plants in 14 countries, employs approximately 5,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Contact: John Hobbs 603-330-5897 john.hobbs@albint.com